Exhibit 5


                             THE 1818 FUND II, L.P.




                                January 14, 1998






The WellCare Management Group, Inc.
Park West/Hurley Avenue Extension
P.O. Box 4059
Kingston, NY 12401

Gentlemen:

            Reference is made to (i) the Note Purchase Agreement (as amended to date by Amendment No. 1 (hereinafter defined), the "Note Purchase Agreement") dated as of January 19, 1996, between The WellCare Management Group, Inc., a New York corporation (the "Company"), and The 1818 Fund II, L.P., a Delaware limited partnership (the "Purchaser") and (ii) the 6.0% Subordinated Convertible Note (as amended to date by Amendment No. 1, the "Note") due December 31, 2002 issued by the Company to the Purchaser on January 19, 1996, each as amended by that certain amendment No. 1 contained in a Letter Agreement, dated February 28, 1997, between the Company and the Purchaser ("Amendment No. 1"). Capitalized terms used but not defined herein shall have the meanings specified in the Note Purchase Agreement. The Note Purchase Agreement and the Note are collectively referred to herein as the "Transaction Documents".

            The Purchaser and the Company desire to effect certain additional amendments to the Note pursuant to this amendment No. 2 and to take certain other actions specified herein. Therefore, for good and valuable consideration, the



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sufficiency of which is hereby acknowledged, the Purchaser and the Company hereby agree as follows:

I.    AMENDMENTS OF THE NOTE:  The Note is hereby amended as follows:

      A. AMENDMENT TO HEADING. The heading of the Note is hereby amended by changing the reference to "6.0% Subordinated Convertible Note" to "8.0% Subordinated Convertible Note".

      B. AMENDMENT TO SECTION 1. Section 1 of the Note is hereby amended by changing all references to "6.0% Subordinated Convertible Note" to "8.0% Subordinated Convertible Note".

      C. AMENDMENT TO SECTION 2. Section 2 of the Note is hereby amended by (i) changing the percentage in the (x) third line thereof from 6.0% to 8.0% and (y) last line thereof from 8.0% to 10.0% and (ii) deleting the proviso.

      D. AMENDMENT TO SECTION 5.1. Section 5.1 of the Note is hereby amended by changing 130% to 150% in the seventh line thereof.

      E. AMENDMENT OF SECTION 7.4(B). Section 7.4(b) of the Note is hereby amended by changing the date in the fifth line thereof from June 30, 1996 to January 14, 1998.

      F. AMENDMENT OF SECTION 7.6. Section 7.6 of the Note is hereby amended by adding the following sentence at the end of such Section:

            "Within 10 days after the end of each fiscal quarter of the Company, the Company will provide the Purchaser with a certificate signed by one of the aforesaid officers, setting forth the Conversion Price as of the end of such quarter and any increases or decreases in the Conversion Price (and the events giving rise thereto) during such quarter, which certificate shall be accompanied by a certification from Deloitte & Touche LLP (or any successor thereto or another nationally recognized independent accounting firm) of the information set forth in the Company's certificate."

      G. AMENDMENT OF SECTION 10.5. Section 10.5 of the Note is hereby deleted in its entirety.

      H. ADDITION OF SECTION 10.10. The following Section 10.10 is hereby added to the Note:




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            10.10 ADDITIONAL INFORMATION. The Company will deliver to the holder of this Note, as soon as available but no later than the 15th day of each month, a notice specifying or attaching the following information as to the Company, all certified by the Company's Chief Financial Officer:

                  (a) statement of cash receipts and disbursements for the preceding month;

                  (b) statement of cash balances at preceding month end for the Company and each of its Subsidiaries;

                  (c) itemized statement of selling, general and administrative expenses of the Company and its Subsidiaries for the preceding month;

                  (d) enrollment changes by category and region for the preceding month;

                  (e) updated month-by-month projection of sources and uses of cash for the next six months;

                  (f) copies of all correspondence with regulators in the preceding month; and

                  (g) schedule of in-patient days per thousand by category of business and region for the preceding month.

            I. AMENDMENT OF SECTION 12. Section 12 of the Note is hereby amended by deleting the definition of Conversion Price and replacing it with the following new definition:

            "'Conversion Price' shall mean (i) $4.00 with respect to $5,000,000 aggregate principal amount of the Notes and (ii) $8.00 with respect to the remainder of the Notes, in each case subject to adjustment (after the date of amendment No. 2) as set forth in Section 7.4(b)."

II. AMENDMENTS OF THE NOTE PURCHASE AGREEMENT. The Note Purchase Agreement is hereby amended by changing all references to the "6.0% Subordinated Convertible Note" to the "8.0% Subordinated Convertible Note."

III. AMENDMENTS OF THE REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement is hereby amended by changing all references to the "6.0% Subordinated Convertible Note" to the "8.0% Subordinated Convertible Note."



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IV. CONVERSION OF NOTES. The Company shall use its best efforts to obtain within
90 days from the date of this letter agreement the approval of the Commissioner of Health of the State of New York to the conversion of the Notes by the Purchaser. The Company shall promptly notify the Purchaser of the receipt of such approval. Within 15 days of receipt of such approval, the Purchaser shall convert $5,000,000 aggregate principal amount of the Notes in accordance with
Section 7 of the Note. The Company shall pay interest on the Note upon such conversion pursuant to Section 7.3 of the Note.

V. OPTION TO PURCHASE. If the consolidated earnings before income taxes of the Company and its Subsidiaries for the quarter ended June 30, 1998 or September 30, 1998, as reported in the consolidated financial statements of the Company and its Subsidiaries included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 or September 30, 1998, as the case may be, filed by the Company with the Commission and delivered to the Purchaser are greater than zero (the "Earnings Condition"), then beginning on the date such Earnings Condition has been satisfied and ending on December 31, 1998, the Company shall have the option to purchase from the Purchaser 50% of the aggregate outstanding principal amount of the Note and 50% of the Conversion Shares for an aggregate purchase price of $12,000,000 plus all accrued and unpaid interest on the Note to the date of purchase. Such option to acquire such portion of the Note and such shares may be exercised only in its entirety and only upon 30 days prior written notice to the Purchaser. The purchase price shall be paid in immediately available funds to an account designated by the Purchaser. Any transfer of Notes or shares pursuant to this Section shall be made by the Purchaser without representation or warranty of any kind except that the Purchaser will represent and warrant as to the absence of Liens created by or through the Purchaser. If the Earnings Condition is not met, the Company shall have no option to purchase Notes or Conversion Shares from the Purchaser.

VI. REPRESENTATIONS AND WARRANTIES TRUE. Except as set forth on Schedule VI, the Company hereby represents and warrants to the Purchaser that on and as of the date hereof, all representations and warranties of the Company contained in any of the Transaction Documents (other than those specified in Section 5.11, Section 5.12, Section 5.13 or, solely so far as it relates to any representation or warranty specified in Section 5.11, 5.12 or 5.13, Section 5.21 of the Note Purchase Agreement or those specified in Section V.C, D and E of Amendment No. 1 or, solely so far as it relates to any representation or warranty specified in
Section V.C, D, or E of Amendment No. 1, Section V.F. of Amendment No. 1) are true and correct as of the date hereof as if made on the date hereof and with the same effect as if set forth in this letter agreement except to the extent superseded by the representations and warranties contained in Section VII hereof.




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VII. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as follows:

      A. DUE AUTHORIZATION. The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action, and the provisions of this Amendment are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

      B. GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Other than, with respect to the issuance of Conversion Shares, (i) any required pre-merger notification and related filings under the HSR Act, (ii) the filing of a notification with Nasdaq upon the first issuance of any Conversion Shares, (iii) filings under the Securities Act and any applicable state securities or "blue sky" laws upon the issuance of any Conversion Shares to any Person other than the Purchaser and (iv) approval by the Commissioner of Health of the State of New York, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any (i) Governmental Authority or (ii) any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this letter agreement or the transactions contemplated hereby except, in the case of (ii) with respect to any Contractual Obligation, any such consent or other action that would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company if not obtained.

      C. LITIGATION. There are no actions, suits, proceedings, claims or disputes pending, or to the Company's Knowledge, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

            (a) with respect to this letter agreement or any of the transactions contemplated hereby; or

            (b) except as set forth on Schedule VII.C, that would, if adversely determined, (i) have a material adverse effect on the Condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this letter agreement. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this letter agreement.

      D. FINANCIAL CONDITION. The Company heretofore has delivered to the Purchaser true and correct copies of the unaudited interim consolidated financial statements of the Company and its Subsidiaries dated as of September 30, 1997 (the "September 30 Interim Financials"). The September 30 Interim Financials have been prepared in accordance with GAAP applied consistently throughout the periods



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covered thereby except for normal recurring year-end adjustments. The September
30 Interim Financials present fairly the consolidated financial condition of the Company as of the date thereof, and the consolidated results of operations of the Company for the period then ended. Except as set forth on Schedule VII.D or as set forth in the September 30 Form 10-Q (defined below), neither the Company nor any of its Subsidiaries has any material direct or indirect indebtedness, liability or obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement (collectively "LIABILITIES"), other than (i) Liabilities fully and adequately reflected on the September 30 Interim Financials and (ii) those incurred since the date of the September 30 Interim Financials in the ordinary course of business.

      E. NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, except as set forth on Schedule VII.E, there has not been any material adverse change in the Condition of the Company, nor in the opinion of the Company's senior management is any such change probable.

      F.    QUARTERLY REPORTS ON FORM 10-Q; COMMISSION DOCUMENTS.

            (a) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 filed by the Company with the Commission on November 14, 1997 (the "September 30 Form 10-Q") was true and accurate in all material respects when filed with the Commission and in compliance in all material respects with the requirements of its report form.

            (b) The Company has, since August 14, 1996, filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and all amendments thereto (collectively, the "COMMISSION DOCUMENTS"); and the Company has furnished the Purchaser correct and complete copies of all Commission Documents, each as filed with the Commission, from and after August 14, 1996. Each Commission Document filed after the September 30 Form 10-Q was true and accurate in all material respects when filed with the Commission and in compliance in all material respects with the requirements of its respective report form.

; PROVIDED that the Company shall not be deemed to have breached the representations and warranties set forth in Section VII D. or F. to the extent that (i) any inaccuracy in any such representations and warranties, together with all other inaccuracies in such representations and warranties, give rise to or result in liabilities, costs or expenses which have or could have an affect on the cash of the Company and its Subsidiaries (on a consolidated basis) of less than $5,000,000, in the aggregate, or (ii) any inaccuracy in any such representations and warranties result from the shareholder



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litigation or United States Attorney's investigation referred to in the
September 30 Form 10-Q.

VIII. AMENDMENT AND RESTATEMENT OF NOTES. The Company hereby agrees that if requested to do so by the Purchaser, it will execute an amended and restated Note (the "Amended and Restated Note") incorporating the amendments to the note set forth in Section I of this letter agreement. Upon delivery of the Amended and Restated Note, the Purchaser will surrender to the Company the Note outstanding on the date hereof (the "Old Note"). The Amended and Restated Note shall be dated the date of, and be in the same denomination as, the Old Note replaced by it. From and after the date of delivery of the Amended and Restated Note, all references in any Transaction Document, as amended hereby, to the term "Note" or "Notes" shall be deemed to refer to the Amended and Restated Note.

IX. COUNTERPARTS. This letter agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

X. EFFECT ON TRANSACTION DOCUMENTS. The Purchaser hereby waives any claim under Amendment No. 1 that, based upon facts known to the Purchaser on the date hereof, any representation or warranty of the Company set forth in Section V.D., V.E. or V.F (in respect to Section V.F. solely with respect to the financial statements and notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and Selected Financial Information set forth in any Commission Documents), was not true on the date of execution of Amendment No. 1. The Purchaser hereby also waives (i) any default under Section 11.1 (g) of the Note relating to the matters discussed in Item 3 of Part II of the September 30 Form 10-Q, (ii) any default under Section V.B. of Amendment No. 1 to the extent it failed to set forth the governmental approvals or consents set forth in Section VII.B. hereof, (iii) any violation that may have existed under
Section 8.2 (a) or (b) or Section 8.6 (b) (i) or (ii) through the date hereof, to the extent notice was required thereunder with respect to any of the items specified in the other numbered clauses of this sentence, (iv) any violation of
Section 10.5 of the Note that may have existed from February 28, 1997 to the date hereof, and in each case any Event of Default (as defined in the Note) that may have resulted therefrom. Except as specifically set forth in this letter agreement, the Transaction Documents shall remain unmodified and in full force and effect and are hereby ratified by the parties thereto, as amended. The Company acknowledges and agrees that this letter agreement does not represent an intention by the Purchaser (other than as set forth herein) to waive, modify or forebear from exercising any of its rights, powers and privileges under any Transaction Document and no such commitment, waiver, modification (other than as set forth herein) or forbearance has been offered, granted, extended or agreed, nor is any implied, by the Purchaser.



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XI. ENTIRE AGREEMENT. This letter agreement (which constitutes the second amendment of the Note), together with the Transaction Documents (including Amendment No. 1 thereto), represents the complete understanding of the parties with respect to the subject matter hereof.

XII. EXPENSES. The Company shall promptly pay or reimburse to the Purchaser the fees and expenses (including fees, expenses and other charges of Paul, Weiss, Rifkind, Wharton & Garrison) incurred by the Purchaser in connection with the preparation, negotiation and execution of this letter agreement and the transactions contemplated hereby.

XIII. HEADINGS. Headings in this letter agreement are for reference only, and shall not affect the interpretation or meaning of any provision of this Amendment.

XIV. GOVERNING LAW. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

                                    Very truly yours,

                                    THE 1818 FUND II, L.P.

                                    By:   Brown Brothers Harriman & Co.,
                                          its General Partner


                                    By:   /s/ Lawrence C. Tucker
                                          ------------------------------
                                          Name:   Lawrence C. Tucker
                                          Title:  Partner


ACKNOWLEDGED AND AGREED:

THE WELLCARE MANAGEMENT GROUP, INC.


By:   /s/ Joseph R. Papa
      ------------------------
      Name: Joseph R. Papa
      Title: President/CEO